MARKETING SERVICE AGREEMENT

This MARKETING SERVICE agreement (the "Agreement") is made by and between:

Unibet International Limited, with its registered address at Fawwara Building, Msida Road, Gzira GZR1402 Malta represented by his Director, Mr. George Debrincat (hereinafter referred to as "Unibet ").

AND

Coral Reef Marketing Inc. reg no. 2116221, a company established and operating under the laws of Anguilla with its principal address at National Bank of Anguilla Corporate Building, 1st Floor, St. Mary's Road, The Valley, Anguilla, TV1 02P, British West Indies (hereinafter referred to as the "Company").

For the purposes of this Agreement, Unibet and the Company are each below referred to as "Party", or collectively the "Parties".

WHEREAS, Unibet has developed a partner program together with a number of service providers (the "Partner Program"), which offers gaming including bingo software platforms and thereto related services to gaming operators and other investors within the online gaming and bingo business.

WHEREAS, Company has agreed to market the Service on its web site/s and as consideration Company shall receive a share of the revenues created by the Service (as defined below).

NOW THEREFORE, the Parties hereto agree as follows:

1.                  The Service

1.1             During the Term of this Agreement (as defined below in Section 11.1), Unibet shall provide the Company with a turnkey online gaming solution that includes a 'white label' version of Unibet's gaming software(s), hereinafter the "Service" which is defined in Annex 1 hereto.

1.2             Unibet shall own, create and run the Service which shall be offered through the websites listed in Annex 1 ("Web sites") hereto on the date agreed upon between the parties. The Web sites will be promoted by the Company.

1.3             Unibet shall remain exclusively responsible for the conduct of a betting and gaming business offered to Unibet customers and the Company shall not have the right to interfere with the betting and gaming business of Unibet, except as expressly stipulated in this agreement;

* Certain disclosure has been redacted from this copy of the Marketing Service Agreement on Page 3 to Page 6, Page 10 and Annex 1 pursuant to a request for confidential treatment.  The material has been filed seperately with the U.S. Securities and Exchange Commission.

2.                  Delivery, Installation and Acceptance

2.1              Unibet shall deliver the Service to the Company at a time which shall be agreed upon between the Parties. Unibet shall be responsible for setting up the Service.

2.2             Unibet will provide a production plan which shall be approved in writing by the Company. If standard white labelling solution is applied, Unibet shall deliver, provided that Unibet has received the design and feature description from the Company, the first version of the Service to the Company in accordance with the date of the acceptance of the production plan. The Company shall within 48 hours after delivery give notice in writing to Unibet whether the Service is accepted or not. If no such notice is given within this time period, the delivery shall be deemed as accepted by the Company.

1) The Company shall ensure that:

(a)     all required designing data is delivered to Unibet in a proper format which shall be agreed upon between the Parties;

(b)     the design follows the design implementation templates delivered by Unibet; and

(c)     it has all necessary permits and licenses to execute this Agreement including relevant IPR licenses and/or ownership to all copyright material it provides to Unibet to be published on Company's Web site/s.

2)      Unibet shall:

(a)     have all relevant IPR licenses and/or ownership to all copyright material it publishes on Company's Web site/s as part of the Service;

(b)     implement the relevant Google Analytics code on the Company's hosted webpages to enable the Company to track its traffic and visitor statistics;

(c)     use its best efforts to institute reasonable Search Engine Optimization strategies  as requested by the Company from time to time;

(d)     work with the Company to migrate the Company's existing player base to the Service in a manner causing the least possible disruption to such players' gaming experience;

* Certain disclosure has been redacted from this copy of the Marketing Service Agreement on Page 3 to Page 6, Page 10 and Annex 1 pursuant to a request for confidential treatment.  The material has been filed seperately with the U.S. Securities and Exchange Commission.

(e)     ensure that players, either migrated to the Service upon initial launch or subsequently via the Company's website, are tagged appropriately in Unibet's database so that it is clear that such players were provided by the Company;

(f)      accommodate the Company's existing Affiliate Management Company (Income Access) so that the Company's affiliate marketing strategy can continue to contribute revenue under the Service;

(g)     ensure that it has and maintains all necessary licensing required for the Service to be  legally offered, and therefore, the  Company's Web site/s to be marketed, in, at a minimum, the United Kingdom;

(h)     ensure that its gaming system, and the Service provided thereon, reasonably complies with industry performance standards.

2.3    The Service shall be provided to the Company and used strictly on the designated websites defined in Annex 1 hereto.

2.4    The Company further agrees to provide Unibet with all information, material, support and co-operation that may be required to enable Unibet to carry out its obligations under this Agreement.

3.         Remuneration and Payment

                   The remuneration for establishing the Services provided under this Agreement are the following:

3.1           Set up fees (one-time fees)

                   Set up fees      www.*.com                                  * EUR

Set up fees          * Casino                                  * EUR

Set up fee           *                                              * EUR

Additional Languages                                                         * EUR

Set Up Fee Total:                                                           * EUR

Unibet shall invoice the Company for the Set up fee total upon date of execution of the Agreement. Payment is due 30 days after received invoice.

* Certain disclosure has been redacted from this copy of the Marketing Service Agreement on Page 3 to Page 6, Page 10 and Annex 1 pursuant to a request for confidential treatment.  The material has been filed seperately with the U.S. Securities and Exchange Commission.

3.2              Revenue Share (monthly fees)

3.2.1            Based on accumulated currency GBP Gross Win ("GW") per calendar month, the Revenue Share between the Company and Unibet shall be as follows:

Currency	Amounts	Unibet	Company
GBP	*	*%	*%
GBP	*	*%	*%
GBP	*	*%	*%

All figures above are based on total monthly GW generated by players who have either been migrated upon initial launch from the Company's existing gaming system or have registered subsequently via the Service from any domain/brands/skins that the Company then has in service. For greater certainty, any payments due to affiliates who drive traffic to the Company's website are the sole responsibility of the Company and will have no impact on the calculation of GW set out below.

GW is defined as: Total Bets minus Winnings minus Bonus Cost minus Charge backs/voids minus interrupted bets minus Licence fees

      Bets: the amount the customers wagered during one (1) month into the system under the Service.

      Winnings: the amount during one (1) month the customers won from the system under the Service. For clarification, "Winnings" are calculated after Funded Progressive Jackpot contributions for the NetEnt Products have been removed. Any Funded Progressive Jackpots that are won do not affect the Winnings and Gross Win.  Aberrant Games do not have Funded Progressive Jackpot support and the cost of any Jackpots won over *EUR is split between all of the whitelabel operators based on a percentage of tickets sold for the Jackpot won. As new software is added to the Service, any further exceptions to the Winnings definition will be added by further Annexes to this Agreement.

       Bonuses costs: the cost of bonuses paid out to the player during one (1) month into the system under the Service.

      Charge backs/voids: the cost of chargeback and voids to credit cards that are stolen or incorrectly charged, this is based upon deposit only.

      Interrupted bets: Bets that are interrupted in any way are reduced towards the total bets.

  * Certain disclosure has been redacted from this copy of the Marketing Service Agreement on Page 3 to Page 6, Page 10 and Annex 1 pursuant to a request for confidential treatment.  The material has been filed seperately with the U.S. Securities and Exchange Commission.

      License fees: any fees paid to third party suppliers of the technical network and software products. License fees shall be deducted after the first six month of the effective start of the partnership.

      Gaming License Fee: In the event that Unibet becomes subject to variable licence fees in a regulated jurisdiction (eg. 2% on Turnover), Unibet will be entitled to pass on such costs to the Company (as an addition to the  GW formula set out above) based on the Company's gaming volume on games affected by such licence fees. The afore-mentioned shall not be applicable to any application fees or fixed fees chargeable by a regulator that Unibet would be paying in any event as part of its strategic decision to enter and operate in such a jurisdiction. The Company shall at all times have the right to request that players from a jursdiction subject to such variable fees be excluded from play on its website generally (or from specific games subject to such variable licence fees) and, in such cases, Unibet shall not pass on any of those fees. In no circumstances shall this section be applicable to the jurisdiction of Malta.

Gross Win is reconciled by Unibet's Headquarter.

Company's part of the reconciled Revenue Share shall be invoiced to *.

3.2.2     There is a total transparency in the system when it comes to deposits, withdrawals, and customer funds.

3.2.3      Transaction cost and charge backs shall be reconciled by Unibet.

3.2.4      Invoice documentation on each month's Revenue Share will be forwarded to the Company ten (10) working days after the end of the relevant calendar month.

3.2.5      Company's part of the reconciled Revenue Share shall be invoiced to Unibet on a monthly basis. Payment is due * days after received invoice.

3.2.6            The Company will have real-time access via Internet to the Back Office (BO) of the Service.

                   The current back office interface does not contain all data necessary to corroborate the amount of teh Gross Win. Unibet will deliver a daily data warehouse report which will contain  information about deposits, withdrawals, number of signups, customers, customer data and statistics and profit-margins. The BO also gives information about affiliate links, campaign information and marketing feedback on active links and affiliates. Without limiting the generality of the foregoing, Unibet will ensure that the BO accessible by the Company will contain all data necessary for the Company to corroborate the amount of GW generated by the Company's players.

* Certain disclosure has been redacted from this copy of the Marketing Service Agreement on Page 3 to Page 6, Page 10 and Annex 1 pursuant to a request for confidential treatment.  The material has been filed seperately with the U.S. Securities and Exchange Commission.

3.2.7            Unibet shall produce to the Company on a monthly basis a detailed account of the Revenue Share payable to the Company. The Company shall have the right to with the assistance of an independent accountant inspect and audit any portion of the books and records of Unibet that is relevant for the purpose of calculating the Revenue Share of the Company. The Company must give Unibet a 30 days notice request of such a visit and Unibet will accommodate such request in function of Unibet's reasonable availability. Any costs due to such audit shall be carried by the Company unless the result of the audit concludes that the Revenue Share amount payable to the Company should be 10% (or more) greater than the amount set out in the initial accounting provided by Unibet, in which case such audit costs will be payable by Unibet.

3.3       Monthly Minimum fee

3.3.1    During the term of the Agreement the Company shall to Unibet pay a monthly minimum fee of  *EUR (*), i.e. the minimum monthly fee is * EUR (*), even if the Revenue Share to be paid according to the above is less than * EUR.

3.3.2     Unibet will invoice the Company for the monthly minimum fee on a monthly basis. Payment is due * days after received invoice. First quarter of minimum fee, after delivery of Service, is free of charge.

3.4         Consultant fees

3.4.1       Engineering                                      Euro */hour

Marketing/Senior consultants            Euro */hour

3.4.2       This Agreement covers a design similar to the solution provided to www.bingo.se. For changes beyond this design the above prices apply. Price/quote will be provided by Unibet upon request from the Company, and the price shall be based on the graphical changes requested.

3.4.3       Unibet shall invoice the Company for consultant fees on a monthly basis in arrears. Payment is due * days after received invoice.

3.5      All sums payable under this Agreement are exclusive of applicable VAT and any other sales or similar taxes or charges, for which the Company shall be responsible.

3.6      By signing this Agreement the Company agrees to deliver a marketing plan to Unibet that contains an explanation of planned marketing activities. Activities can either be in the Company's own media channels, external media channels, via affiliates, or Search Engine Optimization investments. Subject to Unibet providing marketing maintenance (eg. updating

* Certain disclosure has been redacted from this copy of the Marketing Service Agreement on Page 3 to Page 6, Page 10 and Annex 1 pursuant to a request for confidential treatment.  The material has been filed seperately with the U.S. Securities and Exchange Commission.

           banners and promotions, sending promotional emails, etc...) as part of the Service,  all marketing activities are made at the Company's own expense. Unibet expects the Company to fulfill this obligation in good faith.

4        Use Restrictions

4.1      The Service shall be provided to the Company and used strictly on the designated websites defined in Annex 1 hereto. No source code or technical-level documentation are licensed to the Company under this Agreement. No pornographic or nudity pictures are allowed on the websites or other elements that may in any way cause prejudice to the reputation and brand of Unibet.

4.2      The Company shall not without the express written consent from Unibet: (i) disassemble, decompile, reverse-engineer, adapt, modify or translate any software provided as part of the Service ("the Software"), except as expressly permitted in this Agreement or by mandatory law, or otherwise attempt to derive the source code of the Software for any reason at any time; (ii) use the Software for any purpose not authorised specifically in this Agreement; (iii) make the Software available to any third party for any reason; (iv) use the Software in any manner to create and/or develop any competing products; or (v) create derivative works based on the Software, or allow or authorise others to do so.

5        Warranty

5.1        Unibet warrants that it has the right to enter into this Agreement and to grant the Company the rights granted under this Agreement.

5.2        Unibet represents and warrants for the Term of this Agreement that it will use its best efforts to ensure that the Service operates substantially in accordance with the functions described in Section 1.1 provided that:

         design changes are delivered, installed and implemented in accordance with all instructions provided by Unibet;

         the Company notifies Unibet of any defects in the Service within seven (7) calendar days after the appearance thereof;

          the Company has paid all amounts due hereunder and is not in default of any material provision of this Agreement; and

* Certain disclosure has been redacted from this copy of the Marketing Service Agreement on Page 3 to Page 6, Page 10 and Annex 1 pursuant to a request for confidential treatment.  The material has been filed seperately with the U.S. Securities and Exchange Commission.

         any functional design or specification provided by the Company is an accurate and complete rendering of the relevant features, applicable interfaces and associated operating environment.

            The Company's sole remedy for breach of the warranties in this Section 5 is to require Unibet to repair or replace (at Unibet's option) the defective item or repeat the performance of the relevant Services so that it complies with the warranty within a reasonable time, at no charge to the Company, provided any such breach of warranty is notified to Unibet in writing during the applicable warranty period. The Company shall provide all information as may be reasonably necessary to assist Unibet in resolving the defective item or service including, without limitation, sufficient information to enable Unibet to recreate the defect.

            In strict compliance with applicable law, Unibet undertakes, in light of available technology and industry standards to take all necessary efforts, not  to accept any  paying customers and to process monetary transactions originating in the United States of America, Canada, Anguilla, Turkey, Hong Kong, Afghanistan, Ethiopia, Iran, Iraq, Jordan, Kuwait, Pakistan, Syria and Yemen or other restricted jurisdictions ("Restricted Jurisdiction"), or from payment instruments, including without limitation credit cards, e-wallets and/or bank accounts, issued, managed or registered in any of the legally Restricted Jurisdictions. Unibet understands that a breach of the warranty shall be considered as a material breach of this Agreement and it shall undertake best efforts to solve the issue in good faith. If no satisfying solution can be found, both Parties are entitled to terminate the agreement without any liabilities, costs or other form of compensation.

              The Company understands and accepts that Unibet is a publicly listed responsible gaming operator attributing utmost importance to responsible, fair and transparent gaming. Unibet, as a leading member of trade associations such as the Remote Gambling Association (RGA) and the European Gaming and Betting Association (EGBA), adheres as well to certain standards and codes of conduct. Unibet is further liable to comply with all laws and regulations including the Anti Money Laundering EU directive and the requirement stipulated by the Lottery and Gaming Authority (LGA). The standards, regulations, codes of conduct and marketing policies of Unibet are integrated in this Agreement by reference thereto. Unibet is reviewing its Social Corporate Responsibility (CSR) policy, including codes of conducts and standards on a regular basis, the case being with expert third parties such as G4 and eCOGRA. The Company accepts and understands the key importance of responsible gaming, and shall at all times observe, to the best of its capacity and possibilities, Unibet's responsible gaming standards and applicable code of conducts. In the event the Company does not remedy any reported infringement within a reasonable delay, Unibet may terminate the Agreement without any additional costs and/or liabilities of Unibet.

              Subject to and in addition to any statutory and other legal obligations, and in the context of the nature of their operational obligations pursuant to this Agreement, Unibet and the Company

* Certain disclosure has been redacted from this copy of the Marketing Service Agreement on Page 3 to Page 6, Page 10 and Annex 1 pursuant to a request for confidential treatment.  The material has been filed seperately with the U.S. Securities and Exchange Commission.

              shall actively cooperate to prevent, prosecute and/or take action against any fraudulent, money laundering and crime related activity in relation to their individual and/or joint business cooperation. Unibet shall ensure , and the Company will assist where necessary, that appropriate monitoring, reporting and audit processes are in place, including without limitation a detailed Know Your Customer (KYC), Know Your Transaction (KYT) and Anti Money Laundering (AML) policy. Both Parties agree to cooperate in good faith with any inquiry that may be undertaken in relation to certain transactions and/or exchange relevant information between the parties.

              In the event the Company or Unibet, as appropriate, does not remedy any reported breach within a reasonable delay, such lack of remedy shall be considered as material breach of this Agreement and Unibet or the Company, as the case may be, may immediately terminate the agreement without any additional costs and/or liabilities.

5.8         Unibet may, subject to the Company's prior notification, use and further process any customer data  i) to ensure the discharge of the Unibet's obligations to the Company and/or ii) for all applicable audits carried out from time to time to Unibet by any independent third party, including without limitation government authorities or Unibet's statutory auditors. The above mentioned is applicable post termination and shall pursue untill statutory archiving obligations from Unibet lapsed.

5.9         The Company shall upon request of Unibet provide all relevant information and documentation which has been required by any competent public authority or other audit body and shall cooperate in good faith with Unibet for successful completion of any inquiry as may be conducted from time to time.

                                 Liability and Indemnity

6.1      Unibet is solely responsible for the Web sites being in compliance with all relevant statutes, applicable law, codes, guidelines and regulations from time to time in place and shall not infringe any rights of any third party and shall not libel, defame, cause injury to, invade the privacy of or otherwise infringe or violate the rights of any person or third party.

6.2         Unibet undertakes to indemnify the Company against any and all claims made by a third party in relation to the intellectual property forming part of the Web sites and/or other breach of applicable law. The Company undertakes to indemnify Unibet against any and all claims made by a third party arising out of any marketing materials used by the Company to promote any Websites being operated by Unibet under the Service.

* Certain disclosure has been redacted from this copy of the Marketing Service Agreement on Page 3 to Page 6, Page 10 and Annex 1 pursuant to a request for confidential treatment.  The material has been filed seperately with the U.S. Securities and Exchange Commission.

6.3         Notwithstanding anything else contained in this Agreement, neither Unibet nor the Company shall be liable to the other for indirect or consequential loss, damage or injury including but not limited to loss of use, loss of profits or of contracts.

6.4        This Section 6 prevails over all other Sections and sets forth the entire liability of Parties, and the sole and exclusive remedies of the Parties in respect of the performance, non-performance, purported performance or delay in performance of this Agreement or otherwise in relation to this Agreement or the entering into or performance of this Agreement.

7        Terms contractual marketing obligations

7.1    The Company agrees to do marketing according to the plan provided by the Company.

7.2    The Company and Unibet agree to comply with all applicable laws and regulations and further in accordance with the requirements stipulated by the gaming authority issuing the gaming license, gaming network providers and third party gaming software providers.

7.3    During the term of the Agreement or any extension or renewal thereof, the Company undertakes not to provide services of the same or similar nature as provided to Unibet hereunder to any third party carrying out or being engaged in a business that directly or indirectly competes with the business carried out by Unibet or any company within the same group of companies as Unibet.

8        Customer Data

8.1    Unibet undertakes to comply with the relevant binding legal regulations on privacy and data protection including EU law. For the avoidance of doubt, it is understood and agreed that Unibet is the controller for all personal data processed in conjunction with this Agreement. Unibet recognizes to undertake an adequate level of data protection in respect of the technical security measures and organizational measures governing the processing to be carried out, and ensure compliance with those measures;

* Certain disclosure has been redacted from this copy of the Marketing Service Agreement on Page 3 to Page 6, Page 10 and Annex 1 pursuant to a request for confidential treatment.  The material has been filed seperately with the U.S. Securities and Exchange Commission.

8.2    The Company understands and accepts that strict compliance with (i) data protection legislation, and (ii) the present Clause 8, is essential for the proper conduct of Unibet's business and customers' trust.

8.3   Unibet will make available to the Company information of the relevant customers in order for the Company to perform the Assignment. The Company understands and accepts that access to the customers information, is subject to the highest confidentiality obligation and any misuse, whether intentionally or not, of said limited access right shall be considered as a substantial breach of essential obligations under the present Agreement.

9        Intellectual Property Rights

9.1      The Company acknowledges that any intellectual property rights which subsist in or arise in connection with the Service or otherwise in connection with this Agreement anywhere in the world belong to *, save the right to use it as permitted by this Agreement.

            The present covenant shall remain applicable post termination of this agreement.

9.2    Without prejudice to Section 6 (liability), Unibet shall, at its own expense, defend or, at its own option, settle any action brought against the Company resulting when offering the Service from any third party claim of infringement in any intellectual property rights belonging to a third party and agrees to be responsible for any reasonable direct costs (including lawyers' fees) involved and pay any damages finally awarded against the Company in any such claim provided that the Company:

1.       promptly notifies Unibet in writing of any such claim or suit;

2.       makes no admissions or settlements without Unibet's prior written consent;

3.      at Unibet's request and expense, allows Unibet complete control over any litigation relating to or settlement of such claim or suit; and

4.       gives Unibet all information and assistance as Unibet may reasonably require.

9.3      Unibet shall have no obligation under Section 9. 2 to the extent that any alleged infringement arises from:

1.       Material that has been provided to Unibet by the Company;

* Certain disclosure has been redacted from this copy of the Marketing Service Agreement on Page 3 to Page 6, Page 10 and Annex 1 pursuant to a request for confidential treatment.  The material has been filed seperately with the U.S. Securities and Exchange Commission.

2.      Modifications made to the Service by the Company or modifications made to material directly or indirectly related to the Service by the Company without    Unibet's consent;

3.        Use of the Service other than as directed or approved by Unibet in writing or otherwise in any manner not contemplated by this Agreement;

4.       Any material breach of this Agreement or any negligent, willful or fraudulent act   or omission of or by the Company, its officers, employees, agents or contractors.

9.4       Regardless of what is stated elsewhere in this Agreement the Company shall at all times be the sole owner of its brands, all players (& related data) either migrated at launch or registered thereafter via the Service from any of the Company's domain/brands/skins, and the website/s defined in Annex 1 hereto.

10     Confidentiality

10.1    With "Confidential Information" means information (whether in oral, written or electronic form) belonging or relating to either Party, its business affairs or activities which is not in the public domain and which: (i) either Party has marked as confidential or proprietary, (ii) either Party, orally or in writing has advised the other Party is of a confidential nature or (iii) due to its character or nature, a reasonable person in a like position to the recipient of such information under this Agreement, and under like circumstances, would treat as confidential and, for the avoidance of doubt, "Confidential Information" shall include the source code connected to the Service or any software included therein.

10.2     Each Party shall maintain the confidentiality of the other Party's Confidential Information and shall not, without the prior written consent of the other, use, disclose, copy or modify the other Party's Confidential Information (or permit others to do so) other than as necessary for the performance of its rights and obligations under this Agreement.

10.3    Each Party undertakes to disclose the other Party's Confidential Information only to those of its officers, employees, agents and contractors to whom, and to the extent to which, such disclosure is necessary for the purposes contemplated under this Agreement and to procure that such persons are made aware of and agree in writing to observe the obligations in this Section 10.

10.4    Each Party shall give notice to the other of any unauthorised misuse, disclosure, theft or other loss of the other Party's Confidential Information immediately upon becoming aware of the same.

10.5     The provisions of this Section 10 shall not apply to information which:

* Certain disclosure has been redacted from this copy of the Marketing Service Agreement on Page 3 to Page 6, Page 10 and Annex 1 pursuant to a request for confidential treatment.  The material has been filed seperately with the U.S. Securities and Exchange Commission.

1.       is or comes into the public domain through no fault of the recipient, its officers,      employees, agents or contractors;

2.       is lawfully received from a third party free of any obligation of confidence at the   time of its disclosure;

3.      is required by law, by court, by a relevant securities regulator, or governmental order to be disclosed provided that, to the extent permitted by law, prior to any disclosure, the recipient notifies the disclosing Party and, at the disclosing Party's request and cost, assists the disclosing Party in opposing any such disclosure.

10.6     The existence and terms of this Agreement are confidential and may not be disclosed by either Party without the other Party's prior written consent.

11                   Term and Termination

11.1     This Agreement shall commence on the date hereof and shall continue for a minimum period of 24 months.

11.2     The Term of this Agreement shall be automatically extended with one (1) year unless terminated in accordance with Section 11.3 below

11.3     The Agreement cannot be terminated for the first 21 months following the date of signing of the Agreement. Thereafter any party may terminate the Agreement by giving the other party three (3) months written notice.

11.4    Any Party may terminate this Agreement at any time immediately upon written notice to the other Party, if the other Party commits a material breach of this Agreement which it fails to remedy within thirty (30) days of receiving notice requiring it to do so or commits a breach of Section 10.

* Certain disclosure has been redacted from this copy of the Marketing Service Agreement on Page 3 to Page 6, Page 10 and Annex 1 pursuant to a request for confidential treatment.  The material has been filed seperately with the U.S. Securities and Exchange Commission.

11.5    Each Party is entitled to terminate the Agreement immediately in the event that the other Party is declared bankrupt, enters into composition proceedings or liquidation or can otherwise be determined to have become insolvent.

11.6     Upon termination for any reason:

a)        all rights granted to the Company under this Agreement shall cease;

b)        the Company shall cease all activities authorised under this Agreement;

c)        the Company and Unibet shall immediately pay to each other any sums due under this Agreement;

11.7    Receiving Party shall destroy or return (at Parties' option) all copies of  material provided under the Agreement, including Parties' Confidential Information, then in its possession, custody or control and, in the case of destruction, certify to counterparty  that it has done so. Notwithstanding the foregoing, with particular respect to players (& related data) belonging to the Company, the Parties will co-operate to a reasonable degree to ensure the orderly transfer of such data out of the Unibet system and into a database designated by the Company at that time. After such successful transfer, The obligations under the clause 5.8 and 5.9 shall prevail to the abovementioned.

11.8    To such extent the Company terminates the Agreement in advance and the reason for the termination is not due to Unibet's material breach of the Agreement, the Company shall be liable to make payment of the monthly minimum fee defined in clause 3.3 during the reminder of the term defined in clause 11.1 in the Agreement.

12          Assignment and Sublicensing

12.1    Neither Party may wholly or partially assign, transfer or pledge its rights and/or obligations under this agreement to any third party, without the prior written consent of the other Party, except that Unibet may wholly or partly assign its rights and obligations under this Agreement to any third party that is a subsidiary or affiliated company to, or is part of the same group of companies as, or held by the ultimate majority shareholders in, Unibet. Unibet undertakes to notify the Company immediately about such assignment.

13          Notices

13.1     Any notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered or transmitted to the intended recipient's address as specified above or such other address as either Party may notify to the other from time to time in

* Certain disclosure has been redacted from this copy of the Marketing Service Agreement on Page 3 to Page 6, Page 10 and Annex 1 pursuant to a request for confidential treatment.  The material has been filed seperately with the U.S. Securities and Exchange Commission.

            accordance with this Section 12.  Any notice shall be treated as having been served; (i) on delivery if delivered by hand; (ii) four (4) working days after posting if sent by pre-paid first class post; (iii) on completion of transmission if sent by facsimile and (iv) in the case of e-mail, on the date the e-mail is sent, provided receipt is duly confirmed by the other Party.

14          Force Majeure

14.1    Unibet shall not be liable for any delay or failure to perform its obligations under this Agreement to the extent that and for so long as such delay or failure results from circumstances beyond Unibet's reasonable control provided that Unibet notifies the Company within two (2) working days of becoming aware of such event. If any such event continues for a period exceeding one (1) month, both Parties top this Agreement shall have a right to terminate this Agreement immediately on written notice to the other Party.

14.2    For the avoidance of doubt, in the event of termination due to section 14.1 the company will have no obligation to pay any fees according to section 3, if the Service cannot be used according to this agreement.

15          Waiver

15.1    The failure of either Party to enforce or to exercise any term of this Agreement does not constitute a waiver of such term and shall in no way affect that Party's right later to enforce or to exercise the term in question.

16           Severability

16.1     The invalidity or unenforceability of any term or any part of any term of, or any right arising pursuant to, this Agreement shall not affect the validity or enforceability of any other terms or rights or the remainder of any such term or right, which shall continue in full force and effect except for any such invalid or unenforceable provision or part thereof.

17          Entire Agreement

17.1    The validity of this chapter in this Agreement is not dependant whatsoever on the validity of the other provisions in this Agreement.

* Certain disclosure has been redacted from this copy of the Marketing Service Agreement on Page 3 to Page 6, Page 10 and Annex 1 pursuant to a request for confidential treatment.  The material has been filed seperately with the U.S. Securities and Exchange Commission.

17.2      This Agreement constitutes the entire agreement and understanding between the Parties, and supersedes any and all other previous agreements, arrangements and/or understandings (whether written or oral) between the Parties regarding the subject matter of this Agreement.

18                Amendments

18.1            No variation of, or amendment to, this Agreement shall bind either Party unless it is made in writing and signed by authorised representatives of both Parties.

19                Governing Law and Dispute Resolution

19.1            Agreement shall be governed by the laws of Malta.

19.2            Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in Malta in accordance with the Arbitration Act. The arbitral tribunal shall be composed of three arbitrators. The language to be used in the arbitral proceedings is English.

_19/3/2010 Malta____________                      19/3/2010 Vancouver_________

Date and Place                                                            Date and Place

Unibet International Ltd                                     Coral Reef Marketing Inc.

/s/ George Debrincat                                         /s/ C. Mark Devereux

George Debrincat          _                                  C. Mark Devereux

Name                                                               Name

Director                                                            Director

Title                                                                  Title

Annex 1

The Service

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